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                                                                   EXHIBIT 10.1


                                THIRD AMENDMENT


         THIRD AMENDMENT, dated as of May 25, 1999 (this "Amendment"), to the Credit Agreement, dated as of February 27, 1997, as amended and restated as of February 10, 1998 and as further amended by the First Amendment, dated as of June 30, 1998, and the Second Amendment, dated as of February 12, 1999 (the "Credit Agreement"), among Cooperative Computing, Inc., a Delaware corporation (the "Borrower"), Cooperative Computing Holding Company, Inc., a Texas corporation, as guarantor ("CCI"), the several banks and other financial institutions parties thereto (the "Lenders") and The Chase Manhattan Bank, as the administrative agent for the Lenders (in such capacity, the "Administrative Agent").


                               W I T N E S E T H:


         WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower; and

         WHEREAS, the Borrower has requested that the Credit Agreement be amended to allow for a $25,000,000 equity investment in CCI by Hicks, Muse, Tate & Furst and to effect certain other amendments to the Credit Agreement as provided for in this Amendment;

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         I. Defined Terms. Terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, as amended hereby.

         II. Amendments to Credit Agreement.

         1. Amendments to Section 1. Section 1.1 of the Credit Agreement is hereby amended as follows:

                  (a) by deleting therefrom the definition of "Consolidated EBITDA" in its entirety and substituting in lieu thereof the following:

                           "Consolidated EBITDA": for any period, with respect to any Person, Consolidated Net Income of such Person for such period
         (A) plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (i) total income and franchise tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with Indebtedness, (iii) depreciation and amortization expense, (iv) amortization of intangibles including, but not limited to, goodwill and organization costs (including, with respect to the Borrower, costs associated with the Offer to Purchase dated October 23, 1996 made by a subsidiary of CCI to purchase the common stock of the Borrower); (v) other extraordinary noncash charges (in accordance with GAAP) (including non-cash currency exchange losses); (vi) any extraordinary and unusual losses (including losses on sales of assets other than inventory sold in the ordinary course of business) and
         (vii) any write-offs of accounts

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         receivable (in accordance with GAAP) provided that the aggregate amount of all write-offs taken under this clause (vii), minus any amounts recovered and applied in accordance with clause (iii) below, shall not exceed $10,000,000 and (B) minus, without duplication and to the extent reflected as a credit or gain in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary and unusual gains (including gains on the sales of assets, other than inventory sold in the ordinary course of business),
         (ii) other extraordinary noncash credits or gains (in accordance with GAAP) (including non-cash currency exchange gains) and (iii) any amounts recovered in respect of any write-offs taken under clause
         (vii) above; provided that through the last day of the third full fiscal quarter following the consummation of an acquisition pursuant to Sections 8.9(k) or 8.9(l), the Borrower shall calculate Consolidated EBITDA for purposes of Section 8.1 on a pro forma basis (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of the relevant period).

                  (b) by adding thereto the following definitions in their appropriate alphabetical order:

                  "Hicks Muse":  Hicks, Muse, Tate & Furst Equity Fund III, LP.

                  "Hicks Muse Equity Investment": the $25,000,000 common stock investment in CCI made by Hicks Muse by its purchase of the New Common Stock.

                  "New Common Stock": the Series A Common Stock, par value $.01, issued by CCI to Hicks Muse in connection with the Hicks Muse Equity Investment.

                  "Total Debt Ratio": the ratio of Consolidated Total Debt of the Borrower and its Subsidiaries to Consolidated EBITDA of the Borrower and its Subsidiaries for a period of four consecutive fiscal quarters.

                  (c) by (i) deleting the word "and" appearing immediately before clause (h) of the definition of "Permitted Issuance" and substituting in lieu thereof a ","; (ii) deleting the "." at the end of clause (h) of such definition and substituting in lieu thereof the word "and"; and (iii) adding the following new clause (i) to the end of such definition:

                  (i) the issuance by CCI of the New Common Stock; provided that the net proceeds thereof shall be contributed to the Borrower and used for general corporate purposes or to repay the Revolving Credit Loans (but not reduce the Revolving Credit Commitments).

         2. Amendment to Section 8. Section 8.7 of the Credit Agreement shall be amended (i) by deleting the "." at the end of Section 8.7(d) and substituting in lieu thereof "; and" and (ii) by adding the following new
Section 8.7(e) to the end of such Section 8.7:

                  (e) the Borrower may make Restricted Payments to CCI, and CCI may simultaneously make corresponding Restricted Payments to Hicks Muse or any other holder of the New Common Stock, to allow CCI to redeem, in whole or in part, the New Common Stock in accordance with its terms as long as (i) no Default or Event of Default


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         has occurred or would result therefrom, (ii) the Total Debt Ratio on a pro forma basis after giving effect to the amount of such redemption on the date of making such Restricted Payments for the period ending on the last day of each of the two immediately preceding fiscal quarters (or, if the date of making such Restricted Payments is the last day of a fiscal quarter, such fiscal quarter and the immediately preceding fiscal quarter) is no greater than 4.00 to 1.00 and (iii) there shall be at least $25,000,000 available under the Revolving Credit Facility on the date of making such Restricted Payments and after giving effect thereto.

         3. Amendment to Section 11. Section 11.6 of the Credit Agreement shall be amended by deleting clause (vi) in its entirety and substituting in lieu thereof the following new clause (vi): "(vi) make any Restricted Payment except as permitted by Sections 8.7(a)(i), 8.7(a)(v), 8.7(c), 8.7(d) and 8.7(e)".

         III. Conditions to Effectiveness. This Amendment shall become effective on the date on which this Amendment shall have been (i) executed by the Borrower, CCI, the Administrative Agent and the Required Lenders and (ii) acknowledged and consented to by the other Credit Parties, each in accordance with the terms of the Credit Agreement.

         IV. General.

         1. Representations and Warranties. The representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects on and as of the date hereof, after giving effect to the effectiveness of this Amendment, as if made on and as of the date hereof, except for any representation and warranty which is expressly made as of an earlier date which representation and warranty shall have been true and correct in all material respects as of such earlier date, and no Default or Event of Default has occurred and is continuing.

         2. Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and reasonable expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

         3. No Other Amendments; Confirmation. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the Notes are and shall remain in full force and effect.

         4. Affirmation of Guarantees. Each of the Guarantors hereby consents to the execution and delivery of this Amendment and to the transactions contemplated hereby or in any related document and reaffirms its obligations under the Guarantee and Collateral Agreement executed by such Guarantor.

         5. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.


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         (b) This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                                COOPERATIVE COMPUTING, INC.



                                By: /s/ MATTHEW HALE
                                    Name:  Matthew Hale
                                    Title: CFO


                                COOPERATIVE COMPUTING HOLDING COMPANY, INC., as a Guarantor



                                By: /s/ PRESTON W. STAATS
                                    Name:  Preston W. Staats
                                    Title: Chief Operating Officer


                                THE CHASE MANHATTAN BANK,
                                as Administrative Agent,
                                a Lender and Issuing Lender



                                By: /s/ WILLIAM J. CAGGIANO
                                    Name:  William J. Caggiano
                                    Title: Managing Director